MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A1 of Galileo Group Inc.., of our report dated April 28, 2008 on our audit of the financial statements of Galileo Group Inc. as of December 31, 2007 and December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for December 31, and December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 4, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501